Aames 2001-3
Mortgage Pass-Through Certificates
Series 2001-3
REO Report for May 28, 2002 Distribution
REO Report - Mortgage Loans that become REO During Current Distribution

SUMMARY			LOAN GROUP

Total Loan Count = 5			Loan Group 1 = Group 1 Group; REO Book Value = Not Available
Total Original Principal Balance = 292,700.00			Loan Group 2 = Group 2 Group; REO Book Value = Not Available
Total Current Balance = 292,487.08
REO Book Value = Not Available

REO Book Value reported corresponds to total REO loans, including loans that become REO during current distribution.

Loan Number	Original	Stated		Current	State &
&	Principal	Principal	Paid to	Note	LTV at	Original	Origination
Loan Group	Balance	Balance	Date	Rate	Origination	Term	Date

494454 1	67,500.00	67,463.28	Oct-01-01	12.250%	TN - 75.00%	360	Jul-03-01
497535 1	90,800.00	90,716.14	Nov-01-01	10.000%	VA - 80.00%	360	Aug-20-01
497915 1	40,300.00	40,284.05	Oct-01-01	13.660%	MI - 65.00%	360	Aug-07-01
499377 1	68,000.00	67,936.31	Nov-01-01	10.000%	VA - 80.00%	360	Aug-21-01
500601 1	26,100.00	26,087.30	Oct-01-01	12.750%	VA - 90.00%	360	Jul-23-01

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